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                          BATTLE MOUNTAIN GOLD COMPANY

                                    AGREEMENT

       This Agreement made this ____ day of ________, 2000, by and between Battle Mountain Gold Company, a Nevada corporation with its principal office at 333 Clay Street, 42nd Floor, Houston, Texas 77002 (hereinafter, together with its successors, called the "Company") and < < FirstName > > < < LastName > > ("Key Employee").

                                   WITNESSETH:

       WHEREAS, the Company recognizes the value of the experience, abilities and services of the Key Employee; and

       WHEREAS, all of the terms, conditions and undertaking of this Agreement and the execution of this Agreement have been duly approved, authorized and directed by the Compensation and Stock Option Committee of the Board of Directors ("Committee") for and on behalf of the Company;

       NOW, THEREFORE, for good and valuable consideration, it is mutually agreed by and between the parties hereto as follows:

       1. RETENTION BONUS PAYMENT. (a) 2000 BONUS. Subject to clause 3 of this Agreement, the Company shall pay Key Employee US$< < M_2000bonus > > on October 2, 2000 ("2000 Bonus") provided that Key Employee is actively employed by the Company on October 2, 2000; (b) 2001 BONUS. Subject to clause 3 of this Agreement, the Company shall pay Key Employee US$< < M_2001bonus > > on October 1, 2001 ("2001 Bonus") provided that Key Employee is actively employed by the Company on October 1, 2001.

       2. FORM OF PAYMENT. The 2000 Bonus and the 2001 Bonus will each be payable to the Key Employee in the form of cash on the attainment of the respective employment time goal set forth above.

       3. FORFEITURE. If the Key Employee is not actively employed by the Company on October 2, 2000 or October 1, 2001, the Key Employee shall respectively forfeit his right to the payment of the 2000 Bonus and 2001 Bonus pursuant to clause 1.

       4. CHANGE IN EMPLOYMENT STATUS. If prior to October 1, 2001, Key Employee resigns for Good Reason or the Company terminates Key Employee's employment for any reason except for Termination for Cause, then the Company will pay Key Employee, in one lump sum cash payment, (i) an amount equal to the aggregate total amount of the 2000 Bonus and the 2001 Bonus if the termination of employment of the Key Employee, as set forth above, occurs prior


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to October 2, 2000, or (ii) an amount equal to the 2001 Bonus if the termination of employment of Key Employee, as set forth above, occurs on or after October 2, 2000 but on or prior to October 1, 2001. In such case, the lump sum cash payment shall be paid to the Key Employee by the Company no later than thirty (30) days following the termination date of employment of the Key Employee.

       For the purposes of this Section 4, "Good Reason" and "Termination for Cause" shall have the following definitions:

       "GOOD REASON" means any of the following Company acts or failures to act:

       a. change in the Key Employee's status, title, position, duties or responsibilities which, in the Key Employee's reasonable judgment, represents a substantial reduction of his immediately prior status, title, position, duties or responsibilities;

       b. failure to either (i) continue in effect any material salary, compensation or benefit plan, program or practice in which the Key Employee was participating immediately prior to such failure, or
              (ii) provide the Key Employee with salary, compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided under each such plan, program and practice as in effect immediately prior to such failure;

       c. requirement that the Key Employee (without his consent) be based at any place outside a 35 mile radius of his prior place of employment, except for reasonably required travel on the Company's business or, in the event the Key Employee consents to any such relocation, the Company's failure to pay (or reimburse the Key Employee for) all reasonable moving expenses incurred by him relating to a change of principal residence in connection with such relocation and to indemnify Key Employee against any loss realized in the sale of Key Employee's principal residence in connection with any such change of residence;

       d.     material breach of any provision of this Agreement; or

       e. purported termination of the Key Employee's employment for cause by the Company which does not meet the definition of "Termination for Cause" in this Agreement.

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       "TERMINATION FOR CAUSE" means a termination of the Key Employee's employment which is based on the fact that the Key Employee (a) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Key Employee's incapacity due to Disability), or (b) willfully engaged in conduct which is demonstrably and substantially injurious to the Company, monetarily or otherwise.


       5. NO RIGHT TO EMPLOYMENT. This Agreement is not an employment agreement. Nothing contained in this Agreement shall be construed to limit in any way the rights of the Company or any of its affiliates to terminate the Key Employee's employment with Company or any such affiliate at any time. Nothing contained in this Agreement shall be evidence of any agreement or understanding, expressed or implied, that the Company or any affiliate will employ the Key Employee in any particular position or at any particular rate of remuneration. The Key Employee's employment, in the absence of any other written agreement to the contrary, shall be on an at will basis, terminable by either the Company or the Key Employee on notice to the other.

       6. CONFIDENTIALITY.The Key Employee acknowledges his or her continuing obligation of confidentiality regarding proprietary or confidential information of the Company. During and after the term of this Agreement, the Key Employee agrees to maintain the strictest confidence with respect to information concerning the business or affairs of the Company which was acquired by the Key Employee during the course of employment including the terms of this Agreement. Such information includes, but is not limited to, inventions, ideas, technical data, products, services, processes, procedures, prices, litigation, discounts, computer and information systems (including software), future plans, policies, and all other knowledge in whatever form used in management, engineering, marketing, finance, litigation, operations, or otherwise concerning the business of the Company which is of a proprietary or confidential nature. Following termination of employment with the Company, the Key Employee hereby covenants not to use or disclose, and not to allow others to use or disclose, any such information at any time without the express written consent of the President of the Company, unless the Key Employee is legally compelled to do so by proper legal process. Should the Key Employee be served with legal process seeking the Key Employee to disclose any such information, the Key Employee agrees to notify the President of the Company immediately in order that the Company may resist such process if it so chooses. It is understood and agreed that if at any time the Key Employee violates this obligation of confidentiality regarding proprietary or confidential information of the Company, then the Company may, in its sole discretion, discontinue and/or recover any or all payments made hereunder to the Key Employee and seek to recover damages.

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       7.     WITHHOLDING OF TAXES. The Company may withhold from any payment made hereunder all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

       8. ADMINISTRATION. The Committee shall administer this Agreement. Bonus awards granted hereunder have been determined by the Committee. All questions of interpretation of this Agreement shall be determined by the Committee.

       9. NO FUNDING. The Key Employee has the status of a general unsecured creditor of the Company. This Agreement constitutes a mere promise by the Company to make payments in the future as set forth herein. This Agreement is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

       10. NO ASSIGNMENT. The Key Employee's right to payment hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Key Employee or the Key Employee's beneficiary, other than by transfer by will or by the laws of descent and distribution. In the event of any attempt at such prohibited assignment or transfer, the Company shall have no liability to pay any amount so assigned or transferred.

       11. SUCCESSORS. This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, combination, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken plan. In the case of a transaction in which such successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

       12. PROTECTIVE PROVISIONS; WAIVER. Any payment payable to the Key Employee hereunder is conditioned upon the Key Employee's cooperation with the Company by furnishing any and all information requested by the Company in order to facilitate the payments set forth above. Receipt of any payment hereunder may be contingent, at the Company's sole discretion, upon the Key Employee's signing a waiver and release with respect to form, substance and timeliness of the Key Employee's rights to such payment(s).

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       13.    ENTIRETY; AMENDMENT OF AGREEMENT. This Agreement shall constitute the entire understanding between the parties hereto with respect to the subject matter hereof and may be modified only by writing executed by the parties hereto.

       14. NOTICE. Any notice required or permitted to be given to the Company hereunder shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company at its principal office to the attention of the Vice President of Human Resources. Any notice required or permitted to be given to the Key Employee hereunder shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the last known address of the Key Employee. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt of the registration or certification.

       15. VALIDITY. In case any provision hereunder shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted in the Agreement.

       16. CONSTRUCTION. No payments made hereunder shall be considered "Annual Compensation" under any of the Company's Severance Plans, programs, or Agreements. This Agreement is supplemental to the existing Plans, programs, and Agreements of the Company and to the March 2000 Severance Plan and does not supercede or replace any such Plans, programs, and Agreements. This Agreement shall be subject to and construed under the laws of the State of Nevada, without regard to the conflict of law provisions thereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Key Employee has hereunto set his hand, all as of the day and year first above written.

                                              BATTLE MOUNTAIN GOLD COMPANY

                                              By:
                                                  ------------------------------

                                              ----------------------------------
                                              < < FirstName > > < < LastName > >

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